Exhibit 4.4

AGM COPY

SMITH & NEPHEW plc

THE SMITH & NEPHEW 2004 CO-INVESTMENT PLAN

This is a copy of The Smith & Nephew 2004 Co-Investment Plan as produced to the Annual General Meeting of Smith & Nephew plc held on 6 May 2004

and initialled by the Chairman for the purposes of identification only

___________________

Chairman

Inland Revenue Ref No U[                    ]

Approved by shareholders: 6 May 2004

THE SMITH & NEPHEW 2004 CO-INVESTMENT PLAN

Contents

Part A: Interpretation and Administration	Rules 1 – 3

Part B: Making of Awards	Rules 4 – 8

Part C: Vesting of Matching Share Awards	Rules 9 – 14

Part D: Recovery of Tax	Rule 15

Part E: Corporate Transactions	Rules 16 –19

Part F: Amendments	Rules 20 –21

Part G: Miscellaneous	Rules 22 –29

RULES OF

THE SMITH & NEPHEW 2004 CO-INVESTMENT PLAN

This Plan is an employees’ share scheme has been approved and established by resolution of the Remuneration Committee of the Directors of the Company passed on [                    ] and approved by shareholders of the Company by ordinary resolution passed on 6 May 2004.

PART A: INTERPRETATION AND ADMINISTRATION

1.	DEFINITIONS

1.1	In this Plan, the following words and expressions have the meanings given below:-

“Acquiring Company”	a company which has acquired Control of the Company

“ADRs”	American Depositary Receipts in respect of American Depositary Shares each of which represents five ordinary shares in the capital of the Company

“Announcement”	the preliminary announcement to the London Stock Exchange of the annual or interim results of the Company for a Year

“Associated Company”	any company which, in relation to the Company, is an associated company as that term is defined in section 416 of the Taxes Act but with the omission of the words “or at any time within one year previously”

“Auditors”	the auditors for the time being of the Company or in the event of there being joint auditors, such one of them as the Committee may decide, or such other firm of registered auditors as the Committee may decide

“Award”	as the context requires, either a Bonus Share Award or a Matching Share Award

“Award Multiple”	has the meaning given in Rule 6.3

“Award Tax Liability”	any liability of a Participant’s Employer or of any other person to account to the Inland Revenue, the US Internal Revenue Service or other Relevant Tax Authority for any amount of, or representing, income tax or NICs (which shall, to the extent provided for in Rule 6.7, include Employer’s NICs) or any equivalent charge in the nature of tax or social security contributions (whether under the laws of the United Kingdom or of any other jurisdiction), which may arise upon the vesting, exercise or release of, or the acquisition of Shares pursuant to, an Award

“Base Number of Shares”	has the meaning given in Rule 6.5

“Bonus”	a bonus of a given cash value (before deduction of income tax and NICs) awarded in respect of a given Year

“Bonus Award Certificate”	a certificate of beneficial ownership issued pursuant to Rule 5.5 evidencing the grant of a Bonus Share Award

“Bonus Award Date”	in relation to a Bonus Share Award, the date on which the Bonus Award Shares are acquired as mentioned in Rule 5.2.4

“Bonus Award Shares”	in respect of a Bonus Share Award, the number of Shares or ADRs acquired as mentioned in Rule 5.2 or transferred or nominated as mentioned in Rule 5.3

“Bonus Share Award”	an award of Shares or ADRs made by the Trustee in respect of a given Bonus Year pursuant to Rule 5

“Change of Control”	in relation to the Company coming under the Control of another person, or persons acting in concert, as a result of a general offer being made as mentioned in Rule 18, the time when such person obtains, or such persons together obtain such Control and any condition subject to which the offer is made has been satisfied

“Committee”	the Remuneration Committee of the Directors, or such other committee comprising a majority of non-executive directors of the Company to which the Directors delegate responsibility for the operation of this Plan or, following a Change of Control of the Company, those persons who comprised the remuneration committee or such other committee immediately before such Change of Control

“Companies Act”	the Companies Act 1985

“Company”	Smith & Nephew plc (registered in England no. 324357)

“Control”	has the meaning given in section 840 of the Taxes Act

“Daily Official List”	the Daily Official List of the London Stock Exchange

“Date of Approval”	the date on which this Plan is approved by shareholders of the Company

“Date of Grant”	the date on which an Award is made

“Dealing Day”	a day on which the London Stock Exchange or New York Stock Exchange as appropriate is open for business

“Directors”	the board of directors of the Company or a duly authorised committee of the Directors

“Eligible Employee”	an executive director or bona fide employee of any member of the Group

“Employee Stock Purchase Plan”	an employee stock purchase plan as defined in section 423(b) of the Internal Revenue Code of the USA

“Employer’s NICs”	in the UK, secondary Class I NICs or, in any other jurisdiction, such other social security contributions (or equivalent taxes) for which the Participant’s Employer is primarily liable to account

“Exchange of Awards”

the grant, to a Participant, in consideration of the cancellation of a Matching Share Award, of rights to acquire shares or American depositary receipts in an Acquiring Company or a company which has control of an Acquiring Company or either is, or has control of, a company which is a member of a consortium owning either an Acquiring Company or a company having control of an Acquiring Company being rights which are:-

(a)    in the opinion of the Committee, substantially equivalent in value to the value of such Matching Share Award; and

(b)    on terms approved by the Committee

“Group”	the Company and any company which is for the time being a Subsidiary

“ISA”	a UK Individual Savings Account

“ITEPA”	the Income Tax (Earnings & Pensions) Act 2003

“Jointly-Owned Company”	a company (and any subsidiary - as defined in section 736 of the Companies Act - of such company) of which the whole of the issued Ordinary Share Capital is jointly-owned by a member of the Group and another person (not being a member of the Group) but which is not a Subsidiary and is not under the Control of such other company

“London Stock Exchange”	London Stock Exchange plc

“Matching Award Certificate”	a certificate evidencing the grant of a Matching Share Award

“Matching Shares”	in relation to a Bonus Share Award, the maximum number of Shares or ADRs which could be transferred to a Participant after the end of the Performance Period if the Performance Target is met in full

“Matching Share Award”	the right granted to a Participant (as mentioned in Rule 6.1) to acquire additional Shares or ADRs if or insofar as the Performance Target is satisfied and otherwise upon and subject to the terms of this Plan

“Matching Share Award Gain”	in relation to a Matching Share Award, the amount of any gain realised upon the exercise or release of, or acquisition of Shares or ADRs pursuant to, such Matching Share Award, being a gain that is (or would if it were chargeable to NICs in the UK be) treated as remuneration derived from the Participant’s employment by virtue of section 4(4)(a) of the SSCBA

“Model Code”	the code adopted by the Company, which contains provisions similar in purpose and effect to the provisions of the Model Code on directors’ dealings in securities, as set out in the appendix to Chapter 16 of the Listing Rules issued by the UKLA from time to time

“NICs”	in the UK, National Insurance contributions or, in any other jurisdiction, social security contributions (or other similar taxes)

“N I Regulations”	the laws, regulations and practices currently in force relating to liability for, and the collection of, NICs

“Ordinary Share Capital”	the issued ordinary share capital of the Company, other than fixed-rate preference shares, including any Shares held in treasury

“Participant”	a person to whom an Award has been, or is to be, made or, in the event of his death, his Personal Representatives

“Participant’s Employer” or “my Employer”	such member of the Group as is a Participant’s employer or, if he has ceased to be employed within the Group, was his employer or such other member of the Group, or other person as, under the PAYE Regulations or, as the case may be, the N I Regulations, or any other statutory or regulatory enactment (whether in the United Kingdom or otherwise) is obliged to account for any Award Tax Liability

“PAYE Regulations”	the regulations made under section 684 of ITEPA

“PEP”	a UK Personal Equity Plan

“Performance Period”	the period over which the performance of the Company is to be measured for the purpose of determining whether, and to what extent, the Performance Target is met

“Performance Target”	the condition or conditions, relating to the performance of the Company over the Performance Period, imposed in relation to a Matching Share Award

“Personal Data”	the name, home address, telephone number, e-mail address, date of birth, National Insurance or other individual reference number of a Participant or other employee information, including details of all rights to acquire Shares or other securities granted to such Participant and of Shares or other securities issued or transferred to such Participant pursuant to this Plan

“Personal Representatives”	the personal representatives of a Participant (being either the executors of his will to whom a valid grant of probate has been made or, if he dies intestate, the duly appointed administrator(s) of his estate) who have produced to the Company evidence of their appointment as such

“Plan”	The Smith & Nephew 2004 Co-Investment Plan as set out in these rules and amended from time to time

“Relevant Tax Authority”	the Inland Revenue or, in any jurisdiction outside the UK, the relevant body responsible for the collection of tax or social security contributions (or equivalent)

“Salary”	the gross rate of basic annual salary (excluding any bonus, company pension contributions, and any other perquisites and benefits-in-kind) payable to a person at a given time by members of the Group

“Shares”	fully paid ordinary shares in the capital of the Company

“SSCBA”	the Social Security Contributions and Benefits Act 1992

“Subsidiary”	any company which is for the time being a subsidiary (as defined in section 736 of the Companies Act) of the Company

“Taxes Act”	the Income and Corporation Taxes Act 1988

“TCGA”	the Taxation of Chargeable Gains Act 1992

“Trust”	any trust established by the Company for the benefit of employees of the Group and which may from time to time hold cash, Shares, ADRs or other securities for the purposes of this Plan

“Trustee”	means the trustee or trustees for the time being of the Trust

“UKLA”	the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

“USA”	United States of America

“Vested Matching Shares”

Matching Shares to which a Participant has become entitled in consequence of:-

(a)    the Performance Target being met in full or in part, after reduction as mentioned in Rule 10.2; or, if earlier

(b)    the application of Rules 17, 18 or 19

“Year”	a financial year of the Company

2.	INTERPRETATION

2.1	References to Shares or ADRs in respect of which an Award subsists at any time are to be read and construed as references to the Shares or ADRs over which the Award is then held (and in respect of which it has not then lapsed and ceased to be exercisable).

2.2	Words and expressions used in this Plan and in any ancillary documents which are not defined in Rule 1 have the meanings they bear for the purposes of ITEPA.

2.3	Any reference to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2.4	References to rules are to the rules of this Plan and no account shall be taken of the rule headings which are for ease of reference only.

2.5	References to a purchase of Shares (and related expressions) shall be read and construed as including references to the acquisition of Shares by way of subscription.

2.6	Words denoting the masculine gender shall include the feminine.

2.7	Words denoting the singular shall include the plural and vice versa.

2.8	If any question, dispute or disagreement arises as to the interpretation of this Plan or of any rules, regulations or procedures relating to it or as to any question or right arising from or related to this Plan, the decision of the Committee shall (except as regards any matter required to be determined by the Auditors) be final and binding upon all persons.

3.	ADMINISTRATION

3.1	The Directors may from time to time make and vary such rules and regulations not inconsistent with the rules of the Plan and establish such procedures for its administration and implementation as they think fit.

3.2	In any matter in which they are required to act in connection with this Plan, the Auditors shall be deemed to be acting as experts and not as arbitrators and the Arbitration Act 1996 shall not apply.

3.3	The Company shall bear the costs of the administration and implementation of this Plan.

PART B: MAKING OF AWARDS

4.	PLAN BONUS

4.1	Following an Announcement for a given Year, the Committee shall determine and notify to the Trustee in writing the identity of each Eligible Employee in respect of whom the Committee recommends that Bonus Share Awards be made on that occasion.

4.2	The Committee may in its discretion, and subject to Rule 4.3, invite an Eligible Employee to elect to accept payment of up to 50 per cent of his Bonus in the form of a Bonus Share Award.

4.3	The maximum amount of Bonus which may be taken by an Eligible Employee in the form of a Bonus Share Award shall not exceed 18 per cent of his Salary or, in the case of an Eligible Employee who is a member of the Group Executive Committee, 20 per cent of his Salary.

Bonus Share Awards for 2003

4.4	The Committee may, subject to Rule 4.3, invite an Eligible Employee to surrender a proportion of his Bonus for 2003 (“his Surrendered Bonus”) in exchange for a Bonus Share Award. The proportion surrendered shall not exceed 50 per cent of his Bonus for 2003 and shall be subject to the limit imposed by Rule 4.3. If such Bonus has been paid to the Participant before the Date of Approval:

4.4.1	Rules 5.2.1 and 5.2.2 shall not apply in relation to such Bonus;

4.4.2	The Participant shall repay to the Participant’s Employer the net amount (after deduction of income tax and NICs) of his Surrendered Bonus;

4.4.3	Rule 5.2.3 shall have effect as if the reference to “the net amount remaining” was a reference to such net amount of his Surrendered Bonus.

5.	BONUS SHARE AWARDS

5.1	The making of a Bonus Share Award shall be conditional upon the Participant having first agreed and undertaken (in such form as the Company may require) to accept and be bound by the following rules of this Plan.

5.2	A Bonus Share Award shall be made as follows:-

5.2.1	The Participant’s Employer shall award to the Participant a cash sum equal in amount to the gross amount of Bonus which the Participant has elected to receive in the form of a Bonus Share Award.

5.2.2	The Participant’s Employer shall deduct from such amount, and account to the Relevant Tax Authority for, the appropriate amount of income tax and employees’ NICs for which the Participant’s Employer is liable to account.

5.2.3	Subject to Rule 5.3, the net amount remaining shall, as soon as practicable thereafter, be applied on behalf of the Participant in the acquisition of Shares or ADRs at the best price at which such Shares or ADRs can reasonably be acquired at the time of purchase.

5.2.4	Bonus Award Shares may be so acquired by:-

(a)	purchase in the market; or

(b)	purchase from the Trustee; or

(c)	subscription or purchase out of treasury

and, in any such case, shall, except as mentioned in Rule 5.5, be registered in the name of the Participant.

5.2.5	The share certificates or other evidence of title to the Bonus Award Shares shall be deposited with the Company, or such other person as the Company shall direct, until the earliest to occur of:-

(a)	the date on which the Participant ceases to hold the office or employment within the Group by virtue of which he is eligible to participate in this Plan; and

(b)	the date on which the Participant directs the Trustee either to sell such Shares on the Participant’s behalf or transfer the legal title in such Shares to or to the order of the Participant; or

(c)	the third anniversary of the Bonus Award Date.

5.3	If the Committee so determines in relation to a Participant on any occasion on which a Bonus Share Award is to be made, the Participant may:-

5.3.1	transfer to, or deposit with, the Trustee, out of his or her existing holding of Shares or ADRs, such number of Shares or ADRs as is equal to the number of Shares or ADRs which would otherwise have been acquired pursuant to Rule 5.2.3; or

5.3.2	nominate a given number of Shares as is mentioned in Rule 5.4 and, in any such case:-

(a)	Rules 4.4.2 and 5.2.3 to 5.2.4 shall not apply;

(b)	the Shares or ADRs so transferred or nominated shall be treated for the purposes of this Plan as Bonus Award Shares; and

(c)	in the case of Bonus paid for 2004 or any later year, the net amount of such Bonus shall be paid to the Participant in cash

PROVIDED THAT no such determination shall be made unless the Committee is satisfied that the Participant has, and will remain beneficially entitled to, a number of Shares which is not less than the minimum shareholding requirement specified by the Committee from time to time.

5.4	A Participant may, for the purposes of satisfying the requirement of a Participant to transfer or deposit shares with the Trustee, as mentioned in Rule 5.3, nominate a given number of Shares held for such Participant in a PEP, an ISA or an Employee Stock Purchase Plan. In this event, the Participant shall provide to the Trustee evidence (to the satisfaction of the Trustee) that such Shares are so held on his behalf.

5.5	The Company may determine, in relation to any Bonus Share Award, that the Bonus Award Shares acquired as mentioned in Rule 5.2, or transferred as mentioned in Rule 5.3, shall be registered in the name of the Trustee and in this event the Trustee shall issue to the Participant a Bonus Award Certificate which specifies:-

5.5.1	the number of Shares or ADRs which have been so acquired on behalf of the Participant or transferred by the Participant to the Trustee on that occasion; and

5.5.2	the latest date when the Trustee will release such Shares or ADRs and either sell them on the Participant’s behalf or transfer the legal title in such Shares or ADRs to or to the order of the Participant and shall otherwise be in such form as the Company may specify.

5.6	Bonus Award Shares may only be so acquired as mentioned in Rule 5.2, or transferred as mentioned in Rule 5.3:-

5.6.1	42 days following the Date of Approval;

5.6.2	42 days beginning with the fourth Dealing Day following an Announcement;

5.6.3	subject to the Model Code, at any other time but only if, in the opinion of the Committee, the circumstances are exceptional.

5.7	If on any occasion the acquisition of Bonus Award Shares as mentioned in Rule 5.2.4 is restricted by statute, order or regulation (including any regulation, order or requirement imposed by the London Stock Exchange or any other regulatory authority) such Bonus Award Shares shall be so acquired or transferred within the period of 42 days beginning with the date on which all such restrictions are removed.

5.8	No Bonus Award Shares may be so acquired after 6 May 2014.

5.9	Bonus Award Shares shall:-

5.9.1	if they are held by the Trustee as mentioned in Rule 5.2, or deposited with the Trustee as mentioned in Rule 5.3, be so retained by the Trustee; or

5.9.2	if they are held on behalf of the Participant in a PEP or an ISA, remain so held throughout the period ending upon the earliest to occur of:-

(a)	the date on which the Participant ceases to hold office or employment within the Group by virtue of which he is eligible to participate in this Plan;

(b)	the date on which the Participant directs the Trustee either to sell such Shares on the Participant’s behalf or transfer the legal title in such Shares to or to the order of the Participant; or

(c)	the third anniversary of the Bonus Award Date

and for the purposes of this Rule 5.9, a Participant shall not be treated as ceasing to hold office or employment with any member of the Group unless and until he no longer holds office or employment with any member of the Group, any Associated Company or any Jointly-Owned Company.

5.10	Any Bonus Award Shares held by the Trustee at the third anniversary of the Bonus Award Date shall, in the absence of any direction by the Participant to the contrary, be released by the Trustee and transferred into the name of the Participant whereupon the Trustee shall procure the issue to the Participant of a share certificate or such other acknowledgement of shareholding as is prescribed from time to time in respect of such Shares.

5.11	In relation to Bonus Award Shares held by the Trustee:-

5.11.1	the Trustee shall pay over to the Participant any dividends or other money or money’s worth received by the Trustee in respect of, or by reference to, any of a Participant’s Bonus Award Shares other than money’s worth consisting of shares acquired by the Trustee in consequence of a corporate reorganisation (as mentioned in section 126 of the TCGA) and shall deal with any right to be allotted other shares securities or rights of any description (being rights conferred in respect of any of the Bonus Award Shares) only pursuant to a direction in writing given by the Participant;

5.11.2	the Trustee may (but shall not be obliged to) seek irrevocable directions in writing from the Participant in relation to the exercise of any voting or other rights attaching to Bonus Award Shares but shall not exercise any such rights otherwise than in accordance with such directions. If no directions are received or such directions are not received within such reasonable period (as the Trustee may determine) before the Trustee has to exercise such rights, the Trustee shall refrain from exercising any such rights and shall not be liable for any loss resulting therefrom.

5.12	Notwithstanding the provisions of Rule 5.11.2, a Participant may on any occasion direct the Trustee in writing as to the exercise of any voting or other rights attaching to Bonus Award Shares and provided that such directions are received by the Trustee not less than five working days before the last day on which proxy forms must be lodged in relation to any vote for which the Participant wishes to give voting instructions or five working days before the last day on which written acceptances must be received in respect of the take up of any other rights, the Trustee shall act in accordance with such directions.

6.	MATCHING SHARE AWARDS

6.1	If a Participant receives a Bonus Share Award in respect of any Bonus Year, the Company may, if the Committee so agrees (but shall not be obliged to) grant to such Participant or procure the grant to the Participant of the right to acquire additional Shares or ADRs pursuant to and in accordance with the following rules of this Plan.

6.2	The number or proportion of Matching Shares which a Participant shall become entitled to acquire pursuant to a Matching Share Award shall (except as otherwise provided by the following provisions of these rules) be determined according to the extent (if any) to which the Performance Target is met.

6.3	The maximum number of Matching Shares which may be transferred pursuant to a Matching Share Award if the Performance Target is met in full shall be expressed as a multiple (“the Award Multiple”) of the Base Number of Shares.

6.4	The Award Multiple shall not in any event exceed 2.

6.5	The Base Number of Shares shall be such number of Shares as is equal to:-

A
C

where:	A	is the gross amount of Bonus (before deduction of income tax and NICs) awarded in the form of a Bonus Share Award

	C	is the average price per Share (or ADR) at which the corresponding Bonus Award Shares were acquired by or on behalf of the Participant as mentioned in Rule 5.2 or at which Shares (or ADRs) equal in number to those transferred as mentioned in Rule 5.3 would, but for the application of Rule 5.3, otherwise have been so acquired.

Tax Indemnity

6.6	In accepting the grant of a Matching Share Award, the Participant shall indemnify the Participant’s Employer against any Award Tax Liability.

Transfer of Burden of Employer’s NICs

6.7	A Participant shall, if required by the Company, agree with and undertake to the Company and any other company which is the Participant’s Employer that:-

6.7.1	the Participant’s Employer may (if or insofar as it is lawful to do so) recover from the Participant, the whole or any part of any Employer’s NICs payable in respect of any Matching Share Award Gain; and

6.7.2	the Participant shall enter into a joint election with the Participant’s Employer (in a form approved by the Inland Revenue under paragraph 3B of Schedule 1 to the SSCBA) for the transfer to the Participant of the whole, or such part as the Company may determine, of any liability of the Participant’s Employer to Employer’s NICs on any Matching Share Award Gain.

6.8	Data Protection

In accepting the grant of a Matching Share Award, a Participant shall agree and consent to:-

(a)	the collection, use, processing and transfer of his Personal Data by any member of the Group, any Associated Company or Jointly-Owned Company and the Trustee;

(b)	any members of the Group, any Associated Company or Jointly-Owned Company and if it is not the Company, the Grantor and any third party trustee or administrator of the Plan transferring the Participant’s Personal Data amongst themselves for the purposes of implementing, administering and managing this Plan and the transfer of Shares pursuant to a Matching Share Award;

(c)	the use of Personal Data by any such person for any such purposes; and

(d)	the transfer to and retention of Personal Data by third parties (whether or not any such third party is situated outside the European Economic Area) for or in connection with such purposes.

7.	RELATIONSHIP WITH CONTRACT OF EMPLOYMENT

7.1	The making of a Matching Share Award shall not form part of the Participant’s entitlement to remuneration or benefits pursuant to his contract of employment nor does the existence of a contract of employment between any person and the Company or any present or past Subsidiary, Associated Company or Jointly-Owned Company, give such person any right or entitlement to have a Matching Share Award granted to him in respect of any number of Shares or any expectation that a Matching Share Award might be granted to him, whether subject to any conditions or at all.

7.2	The rights and obligations of a Participant under the terms of his contract of employment with the Company or any present or past Subsidiary, Associated Company or Jointly-Owned Company shall not be affected by the grant of a Matching Share Award or his participation in this Plan.

7.3	The rights granted to a Participant on the grant of a Matching Share Award shall not afford the Participant any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with the Company or any present or past Subsidiary, Associated Company or Jointly-Owned Company for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair).

7.4	A Participant shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire Shares or ADRs pursuant to a Matching Share Award in consequence of the loss or termination of his office or employment with the Company or any present or past Subsidiary, Associated Company or Jointly-Owned Company for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair).

8.	NON-TRANSFERABILITY OF MATCHING SHARE AWARDS

8.1	A Matching Share Award is personal to a Participant and may not be transferred during his lifetime.

8.2	A Matching Share Award shall immediately lapse and cease to be exercisable if the Participant:-

8.2.1	transfers or assigns it (other than to his Personal Representatives), mortgages, charges or otherwise disposes of it;

8.2.2	is adjudged bankrupt or an interim order is made because he intends to propose a voluntary arrangement to his creditors under the Insolvency Act 1986;

8.2.3	makes or proposes a voluntary arrangement under the Insolvency Act 1986, or any other plan or arrangement in relation to his debts, with his creditors or any section of them; or

8.2.4	is otherwise deprived (except on death) of the legal or beneficial ownership of the Matching Share Award by operation of law or doing or omitting to do anything which causes him to be so deprived.

PART C: VESTING OF MATCHING SHARE AWARDS

9.	PERFORMANCE TARGET FOR MATCHING SHARE AWARDS

The Committee shall determine and specify when a Matching Share Award is granted the condition (or conditions) relating to the performance of the Company, over a minimum period of three Years beginning not earlier than that in which falls the Bonus Award Date, which (except as otherwise provided by the following provisions of these rules) must be satisfied before Shares or ADRs shall be transferred pursuant to a Matching Share Award.

10.	FURTHER CONDITIONS FOR RECEIPT OF MATCHING SHARES

10.1	Unless the Company otherwise determines in relation to a Matching Share Award, no Matching Shares shall be transferred to a Participant unless such Participant has, within 30 days after the Date of Grant of such Matching Share Award (or such later time as the Company may notify to the Participant), notify the Company of his acceptance of such Matching Share Award and has agreed to be bound by the rules of this Plan by executing and delivering to the Company a duly completed Form of Acceptance, substantially in the form set out out in Schedule 4 or such other form as the Company may from time to time specify and notify to the Participant.

10.2	If at any time before the end of the Performance Period the Participant transfers, assigns, charges or otherwise disposes of his interest in any of his Bonus Award Shares (otherwise than upon a change of Control or reconstruction or reorganisation of the share capital of the Company), the maximum number of Matching Shares which could be transferred pursuant to a Matching Share Award shall be reduced in direct proportion to the proportion of the Bonus Award Shares (or of the Participant’s interest in such Bonus Award Shares) so transferred, charged or otherwise disposed of.

10.3	Except as otherwise provided in Rule 13, no Matching Shares shall be transferred to or to the order of a Participant if the Participant has then ceased to hold office or employment with any member of the Group or has then given or received notice of termination of any office or employment within the Group or with any Associated Company or Jointly-Owned Company and, upon the occurrence of any such event, the Participant shall thereupon cease to have any entitlement or expectation to any of the Matching Shares.

10.4	For the purposes of securing compliance with Rule 10.1, if any of a Participant’s Bonus Award Shares are Shares held on the Participant’s behalf in a PEP, an ISA, or an Employee Stock Purchase Plan, no Matching Shares shall be transferred to or to the order of the Participant unless the Participant first provides evidence to the satisfaction of the Trustee that the Participant has retained beneficial ownership of the relevant Bonus Award Shares throughout the Performance Period.

11.	SATISFACTION OF MATCHING SHARE AWARDS

11.1	Subject to Rules 13 and 17 – 19, as soon as practicable after any Matching Shares have become Vested Matching Shares or, if later, the third anniversary of the Bonus Award Date, the Company shall procure the transfer of Vested Matching Shares to or to the order of the Participant.

11.2	Vested Matching Shares may not be transferred to or to the order of a Participant on any occasion if such transfer would not then be in compliance with the Model Code.

11.3	If on any occasion the transfer of any Vested Matching Shares is restricted by reason of the Model Code or any other regulation, requirement or guidance issued by the London

Stock Exchange or the UK Listing Authority and which relates to dealings in Shares by directors or employees of any member of the Group, such Shares shall be transferred as soon as practicable after all such restrictions have been lifted.

12.	LIMITS ON THE ISSUE OF NEW SHARES

5% in 10 year limit for executive (discretionary) schemes

12.1	The number of Shares which may be issued for the purposes of satisfying Matching Share Awards on any day, when added to the number of Shares issued and in respect of which rights to subscribe for Shares have previously been granted (and which have neither been exercised nor have ceased to be exercisable) pursuant to this Plan and any other executive (discretionary) share scheme in the period of ten years preceding that day shall not exceed 5 per cent of the Ordinary Share Capital.

10% in 10 year limit for all the Schemes

12.2	The number of Shares which may be issued for the purposes of satisfying Matching Share Awards on any day, when added to the number of Shares issued and in respect of which rights to subscribe for Shares have previously been granted (and which have neither been exercised nor have ceased to be exercisable) pursuant to this Plan and other employees’ share scheme in the period of ten years preceding that day shall not exceed 10 per cent of the Ordinary Share Capital.

12.3	For the purposes of this Rule 12, references to rights to subscribe for Shares shall be taken to include references to a right to acquire Shares issued or to be issued out of treasury.

13.	CESSATION OF EMPLOYMENT

13.1	If, before the end of the Performance Period, a Participant ceases to hold employment within the Group by reason of:-

13.1.1	injury, ill-health or disability (evidenced to the satisfaction of the Committee);

13.1.2	death in service;

13.1.3	redundancy (within the meaning of the Employment Rights Act 1996);

13.1.4	retirement;

13.1.5	the fact that the office or employment by virtue of which he is eligible to participate in this Plan relates to a business or part of a business which is transferred to a person who is not a member of the Group, an Associated Company or a Jointly-Owned Company; or

13.1.6	the fact that the company with whom he holds office or employment by virtue of which he is eligible to participate in this Plan is no longer a member of the Group or an Associated Company or a Jointly-Owned Company

then the Company or the Trustee shall as soon as practicable after the end of the Performance Period transfer to the Participant (or, if appropriate, his Personal Representatives) a proportion of the Vested Matching Shares corresponding to such proportion of the Performance Period as had elapsed at the date of such cessation and the Participant shall thereupon cease to have any entitlement or expectation to the remainder of the Matching Shares.

13.2	The Committee may increase the proportion of Matching Shares which may be transferred as mentioned in Rule 13.1, but only if and insofar as the Committee is then satisfied that such increase is justified by the performance of the Company since the Bonus Award Date.

Leaving for Other Reasons

13.3	If, before the end of the Performance Period, a Participant ceases to hold employment within the Group for any reason otherwise than as mentioned in Rule 13.1 above then, unless the Committee otherwise determines within three months of the date of such cessation, a Matching Share Award shall lapse and cease to be exercisable and the Participant shall thereupon cease to have any entitlement or expectation to any of the Matching Shares save and to the extent that Committee may otherwise determine within three months of the date of such termination.

14.	TIME OF LEAVING

For the purposes of Rules 10.3 and 13, a Participant shall be treated as ceasing to hold employment within the Group only when he no longer holds any office or employment with any member of the Group or with any Associated Company or a Jointly-Owned Company or is summarily dismissed from any such office or employment.

PART D: RECOVERY OF TAX

15.	RECOVERY OF TAX

If an Award Tax Liability arises on the transfer of Matching Shares or the release of a Matching Share Award then, unless:-

(a)	the Participant has indicated (in such manner as the Company may specify) that he will make a payment to the Company of an amount equal to the Award Tax Liability; and

(b)	the Participant does, within 14 days of being notified by the Company of the amount of the Award Tax Liability, make such payment to the Company the Trustee and the Company shall, to the extent necessary to satisfy the indemnity given in Rule 6.6, each have the right:-

(i)	to retain and sell Matching Shares acquired pursuant to a Matching Share Award and procure payment to the Participant’s Employer, out of the net proceeds of sale of such Matching Shares (after deducting fees, commissions and expenses incurred in relation to the sale), of monies sufficient to satisfy such indemnity; or

(ii)	to withhold the necessary amount from any payment of the Participant’s remuneration.

PART E: CORPORATE TRANSACTIONS

16.	INTERNAL RECONSTRUCTION

If:-

(a)	in consequence of a demerger, reconstruction, reorganisation or amalgamation, the Company shall come under the control of another company, or the business of the Company shall then be carried on by another company, and in either case, the persons who owned the Ordinary Share Capital immediately before such change of control will immediately thereafter continue to have control of the Company and will then own more than 50 per cent of the issued ordinary share capital of such other company (other than fixed-rate preference shares); and

(b)	a Participant is offered an Exchange of Awards

then:-

(i)	the provisions of Rules 17 and 18 shall not apply; and

(ii)	a Participant shall, at the end of the period of 21 days beginning with the date on which such invitation is made or, if later, the end of the period in which the Participant may accept such invitation, cease to have any expectation or entitlement pursuant to any Matching Share Award in respect of which Matching Shares have not then vested.

17.	DEMERGER, REORGANISATION, RECONSTRUCTION OR AMALGAMATION

17.1	If the Company’s shareholders are notified of a proposed demerger of the Company or of any Subsidiary, the Committee may (notwithstanding that the Performance Target has not then been met) determine and notify Participants that a proportion (not exceeding such proportion of the Performance Period as fell before the date of such notification) of the Matching Shares shall become Vested Matching Shares at such time as the Committee shall specify.

17.2	No such determination shall be made by the Committee unless the Auditors have confirmed in writing to the Committee that (disregarding any Performance Target to which any Matching Share Award is then subject) the interests of Participants would or might be substantially prejudiced if, before the proposed demerger has effect, Participants could not acquire Shares or ADRs pursuant to a Matching Share Award and be registered as the holders of the Shares or ADRs so acquired.

17.3	If notice is given to shareholders of the Company of a resolution to approve the reorganisation, reconstruction or amalgamation of the Company or of any other member of the Group, the Committee may vary the terms of Matching Share Awards made on any occasion and/or the relevant Performance Targets in such manner as the Committee may determine and notify to Participants.

17.4	In making any such determination as is mentioned in Rules 17.1 and 17.3, the Committee shall act fairly and reasonably, taking proper account of the circumstances and having due regard to the objectives of the Company in establishing this Plan, and shall apply the same criteria to the holders of all Matching Share Awards granted on the same occasion.

17.5	If, pursuant to Rule 17.1 or 17.3, Matching Shares become Vested Matching Shares, Rule 11.1 shall then apply as if the reference to “or, if later, the third anniversary of the Bonus Award Date” were omitted.

18.	CHANGE OF CONTROL

18.1	If, as a result of:-

18.1.1	a general offer to acquire the whole of the Ordinary Share Capital which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

18.1.2	a general offer to acquire all the shares in the Company of the same class as the Shares; or

18.1.3	a compromise or arrangement sanctioned by the court pursuant to section 425 of the Companies Act 1985 ; or

18.1.4	any person becoming bound or entitled to acquire Shares under sections 428 – 430F (inclusive) of the Companies Act the Company shall come under the Control of another person or persons, the Committee may determine and notify Participants that a proportion of the Matching Shares (corresponding to such proportion of the Performance Period as fell before the Change of Control) shall then become Vested Matching Shares.

18.2	In determining the proportion of Matching Shares which shall become Vested Matching Shares, the Committee shall have regard to the performance of the Company over that part of the Performance Period as has then elapsed.

18.3	For the purposes of this Rule 18, a person shall be deemed to have Control of a company if he and others acting in concert with him have together obtained Control of it.

18.4	If, pursuant to Rule 18.1, Matching Shares become Vested Matching Shares, Rule 11.1 shall then apply as if the reference to “or, if later, the third anniversary of the Bonus Award Date” were omitted.

19.	WINDING-UP

19.1	If the Company’s shareholders are notified of a resolution for the voluntary winding-up of the Company, the Committee may vary the terms of Matching Share Awards in such manner as the Committee may consider to be appropriate.

19.2	All Matching Share Awards shall immediately lapse and cease to be exercisable on the commencement of the Company’s winding-up.

PART F: AMENDMENTS

20.	VARIATION OF SHARE CAPITAL

20.1	If the Ordinary Share Capital is altered by way of capitalisation or rights issue, sub-division, consolidation or reduction or there is any other variation in the share capital of the Company, the Committee may make such adjustment as it considers appropriate:-

20.1.1	to the Base Number of Shares and/or the aggregate number of Matching Shares subject to any Matching Share Award; and/or

20.1.2	to the maximum limit on the number of Shares in respect of which Matching Share Awards are made to any individual in any calendar year, as set forth in Schedule 1.

PROVIDED THAT

(a)	except in the case of a sub-division, consolidation or a capitalisation issue, the Auditors shall give written confirmation that the adjustment is, in their opinion, fair and reasonable;

(b)	the number of Shares as so adjusted has been rounded down to the nearest whole number.

20.2	The Company shall as soon as reasonable practicable notify every Participant affected by an adjustment made pursuant to Rule 20.1.

20.3	The Committee shall deliver, or procure the delivery of, a revised Matching Award Certificate to any Participant who makes a request in writing for an amended Matching Award Certificate.

21.	ALTERATION OF THE PLAN

21.1	The Directors may at any time alter or add to any of the provisions of this Plan in any respect PROVIDED THAT no such alteration or addition shall be made to the advantage of existing or new Participants to the provisions relating to eligibility to participate, the overall limitations on the issue of new Shares, the individual limitation on the award of Matching Shares under this Plan, the basis for determining Participants’ rights to acquire Matching Shares, the adjustment of such rights in the event of variation of the Ordinary Share Capital or this Rule 21 without the prior approval by ordinary resolution of the shareholders of the Company SAVE THAT the provisions of this Rule 21.1 shall not apply to the extent that such alteration or addition is in the opinion of the Directors:-

21.1.1	a minor amendment which is necessary or appropriate to benefit the administration of this Plan;

21.1.2	to take account of any change in legislation; or

21.1.3	to obtain or maintain favourable tax, exchange control or regulatory treatment for existing or new Participants, the Company or any Associated Company.

21.2	Details of any alteration or addition shall be given by the Company to every affected Participant (if any) as soon as reasonably practicable.

PART G: MISCELLANEOUS

22.	ALLOCATION OF FUNDS

22.1	The Company may from time to time procure the payment of sums by members of the Group or any Associated Company or Jointly-Owned Company to the Trustee for the purpose of enabling the Trustee to acquire Matching Shares.

22.2	The aggregate amount to be paid to the Trustee in any Year shall be such amount (if any) as the Committee may determine SAVE THAT in the case of payments made by a Subsidiary the amount of any such payment shall be determined by agreement between the Company and the Subsidiary.

22.3	A member of the Group shall only pay to the Trustee such sums as are required in connection with the acquisition of Shares by the Trustee for the purpose of providing benefits to Eligible Employees and former Eligible Employees who are or were previously in the service of that Participating Company.

23.	SERVICE OF DOCUMENTS

23.1	Except as otherwise provided in this Plan, any notice or document to be given by, or on behalf of, the Company, the Trustee or any administrator of this Plan to any Eligible Employee or Participant in accordance or in connection with this Plan shall be duly given:-

23.1.1	by sending it through the post in a pre-paid envelope to the address last known to the Company to be his address and, if so sent, it shall be deemed to have been duly given if sent by first class post on the day after posting and if sent by second class post on the second day after; or

23.1.2	if he holds office or employment with any member of the Group or any Associated Company or Jointly-Owned Company, by delivering it to him at his place of work or by sending a facsimile transmission or an e-mail addressed to him at his place of work and, if so sent, it shall be deemed to have been duly given on the day following transmission SAVE THAT a notice or document shall not be duly given by e-mail unless that person is known by his employer company to have personal access during his normal business hours to information sent by e-mail.

23.2	Any notice or document so sent to an Eligible Employee or Participant shall be deemed to have been duly given notwithstanding that such person is then deceased (and whether or not the Company or the Trustee has notice of his death) except where his Personal Representatives have supplied an alternative address to which documents are to be sent to the Company.

23.3	Any written notice or document to be submitted or given to the Company, the Trustee or any administrator of this Plan in accordance or in connection with this Plan may be delivered, sent by post, facsimile transmission or e-mail but shall not in any event be duly given unless:-

23.3.1	it is actually received (or, in the case of an e-mail, opened) by the secretary of the Company or such other individual as may from time to time be nominated by the Company and whose name and address is notified to Participants; and

23.3.2	if given by e-mail (and if so required by the Company), it includes a digitally encrypted signature of the Participant.

23.4	For the purposes of this Plan, an e-mail shall be treated as not having been duly made or received if the recipient of such e-mail notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or other computer programme which could alter, damage or interfere with any computer software or e-mail.

24.	OBLIGATION TO ENSURE SUFFICIENT AVAILABLE SHARES

24.1	No Matching Share Award shall be granted by any person unless that person beneficially owns sufficient Shares or ADRs at the date of grant of such Matching Share Award or the Directors are satisfied that sufficient Shares or ADRs will be made available to satisfy in full all Matching Share Awards granted or to be granted by that person.

24.2	The Company may issue Shares, and grant rights to acquire Shares or ADRs, to the trustees of any trust established for the benefit of persons who include employees of the Group for the purpose of enabling such trustees, in the exercise of their powers to:-

24.2.1	make Matching Share Awards; and

24.2.2	transfer or procure the issue or transfer of Shares or ADRs pursuant to Matching Share Awards granted by such trustees

PROVIDED THAT any Shares issued or in respect of which rights are granted by the Company (and, if not exercised, do not lapse) shall count in applying the overall limitations on the issue of Shares imposed by Rule 12.

25.	RIGHTS ATTACHING TO SHARES

25.1	A transfer of Shares or ADRs or of any interest in Shares or ADRs under this Plan shall be subject to the Memorandum and Articles of Association of the Company, the Listing Rules, the Model Code or any other requirement or guidance issued by the UKLA or the London Stock Exchange or the New York Stock Exchange and which relates to dealings in Shares by directors or employees of any member of the Group and to any necessary consents of any government or any other authorities (whether in the United Kingdom or otherwise) under any enactments or regulations from time to time in force. It shall be the responsibility of the Participant to do all such things as may be necessary to obtain or obviate the necessity for any such consent.

25.2	All Shares or ADRs allotted or transferred under this Plan shall rank equally in all respects with the Shares or ADRs then in issue, except for any rights attaching to such Shares or ADRs by reference to a record date prior to the date of such allotment or transfer.

26.	STAMP DUTY

Any stamp duty or stamp duty reserve tax payable in respect of a transfer of Shares to or at the direction of a Participant (other than stamp duty or stamp duty reserve tax payable on a sale of Shares by the Trustee at the direction of the Participant) shall be paid by the Company or, if requested by the Company, the Trustee (who shall be reimbursed by the Company).

27.	JURISDICTION

27.1	This Plan and any Award shall be governed by, and construed in accordance with, the laws of England and Wales.

27.2	The courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning an Award and any matter arising from or in relation to this Plan.

28.	PURCHASES BY TRUSTEE

Subject to Rule 15, a Participant may, subject to the Model Code, direct the Trustee to sell Vested Matching Shares on his behalf and, in this event, the Shares or ADRs may, if the Trustee so determines, be purchased by the Trustee PROVIDED THAT the price per Share or ADR paid by the Trustee is not less than the Market Value of a Share or ADR on the date of purchase.

29.	THIRD PARTY RIGHTS

Except as otherwise expressly stated to the contrary, neither this Plan nor the making of any Award shall have the effect of giving any third party any rights under this Plan pursuant to the Contracts (Rights of Third Parties) Act 1999 and that Act shall not apply to this Plan or to the terms of any Award under it.

SCHEDULE 1

Supplemental terms relating to the grant of Awards to employees based in the USA

A.	Subject to the following provisions of this Schedule, the Committee may (and in the case of an Award to be granted to an Eligible Employee who is a resident of the U.S.A., shall) determine that an Award shall be subject to the additional terms set out in this Schedule and any such Award is referred to below as “a U.S. Award”.

B.	A U.S. Award may not be granted otherwise than in compliance with the US Securities Act of 1933 (as amended), if applicable, and all applicable US State Securities laws, as they are in effect at the time of grant of the Award.

C.	A U.S. Award may not be settled unless such settlement is in compliance with the US Securities Act of 1933 (as amended), if applicable, and all applicable US state securities laws, as they are in effect at the time of the settlement of such Award.

D.	Unless sold outside of the United States of America in a manner which removes the sale from the purview of the US federal securities laws, all Shares acquired upon the settlement of a U.S. Award must be held indefinitely unless they are registered under the Securities Act of 1933 or an exemption from registration is available.

E.	The transfer of any Shares acquired upon the settlement of a U.S. Award may be restricted or affected by various state securities laws in the United States of America.

F.	Unless the Directors otherwise specify, a US Award shall be a right to acquire ADRs representing Shares, rather than Shares.

G.	The maximum number of Shares that shall be subject to all Awards granted under the Plan, all options granted under the Company’s 2004 Executive Share Option Plan and all performance shares granted under the Company’s 2004 Performance Share Plan to any individual in any calendar year shall not exceed 400,000 Shares in the aggregate, subject to adjustment in accordance with Rule 20.

H.	To the extent a Matching Share Award is intended to be qualified performance-based compensation within the meaning of section 162(m) of the Code, the Performance Target applicable to such Award shall be limited to the total shareholder return of the Company or growth in the earnings per share of the Company.

SCHEDULE 2

THE SMITH & NEPHEW 2004 CO-INVESTMENT PLAN

Deed of Grant of Matching Share Award

[Smith & Nephew plc/[                    ] Trustees Limited (acting in its capacity as trustee of the [Smith & Nephew Employees’ Share Trust]* GRANTS to each of the Eligible Employees named [below/in the Schedule attached to this Deed] the right to acquire Matching Shares subject to and in accordance with the Plan.

Words and phrases used in this Deed of Grant have the meanings given in Rule 1 of the Plan.

[Schedule]

Name	Employer company	Shares or ADRs?	No. of Bonus Award Shares/ADRs	Base no. of Shares /ADRs	Maximum Award Multiple
[2]

EXECUTED AS A DEED this [ ] day of [ ] 200[ ] by [SMITH & NEPHEW plc/ [ ] TRUSTEES LIMITED]* acting by:-	) ) ) )

Director/Authorised Signatory

Director/Secretary

*	Delete as appropriate

SCHEDULE 3

THE SMITH & NEPHEW 2004 CO-INVESTMENT PLAN

Matching Share Award Certificate

Name of Participant:

Address of Participant:

Employer Company:

National Insurance No:

Bonus Award Date:

Number of Bonus Award [Shares/ADRs]*:

Base No. of Matching [Shares/ADRs]*:

Maximum Award Multiple:

This is to certify that [SMITH & NEPHEW plc/[                    ] TRUSTEES LIMITED]* (the “Grantor”) has granted the Participant named above a Matching Share Award by reference to the Base No. of [Shares/ADRs]* shown above.

The Participant’s entitlement to acquire [Shares/ADRs]* pursuant to this Matching Share Award is subject to the rules of The Smith & Nephew 2004 Co-Investment Plan, as amended from time to time. The multiple of such Base Number of Shares to which a Participant may become entitled is dependent upon the performance of the Company over the three financial years beginning with [2004] determined in accordance with the Performance Target set out in the Appendix to this Certificate.

The actual number of Matching Shares (if any) to which a Participant may become entitled is also dependent upon:-

(a)	the Participant remaining in employment with the Group throughout the 3-year Performance Period; and

(b)	the Participant not transferring assigning charging or otherwise disposing of his interest in any of the Bonus Award Shares at any time before the end of the Performance Period.

This Matching Share Award will lapse unless the Participant executes and returns to the Grantor so as to be received no later than [                ] the accompanying Form of Acceptance.

This Matching Share Award is not transferable otherwise than to the Participant’s personal representatives in the event of the Participant’s death.

__________________________________

for and on behalf of [Smith & Nephew plc/[                ] Trustees Limited]

Date______________________________

*	Delete as appropriate

APPENDIX

Performance Target

If, but only if, the growth in the Company’s EPSA over the 3 years ending 31 December 2006 is at least 48 per cent (ie 14 per cent per annum, compounded annually), the Award Multiple shall be 1.

If, but only if, the growth in the Company’s EPSA over the 3 years ending 31 December 2006 is at least 60 per cent (ie 17 per cent per annum, compounded annually), the Award Multiple shall be 2.

If the growth in the Company’s EPSA over the 3 years ending 31 December 2006 is less than 48 per cent (ie 14 per cent per annum, compounded annually), the Award Multiple shall be zero and the Participant shall cease to have any entitlement to Matching Shares.

For these purposes, EPSA means the basic earnings per share of the Company adjusted to exclude the amortisation of goodwill and exceptional items.

SCHEDULE 4

THE SMITH & NEPHEW 2004 CO-INVESTMENT PLAN

Form of Acceptance of a Matching Share Award

To: [The Company Secretary, Smith & Nephew plc, 15 Adam Street, London WC2N 6LA/[    ] Trustees Limited, [address]]*

1.	I agree to accept the Matching Share Award made to me on (date) (“the Matching Share Award”) and agree and undertake to be bound by the terms and conditions set out in the rules of The Smith & Nephew 2004 Co-Investment Plan (the “Plan”) and the Appendix to the Matching Share Award Certificate.

Tax indemnity

2.	I agree to indemnify the Company and my Employer in respect of any liability of any such person to account for any tax, NICs or other equivalent social security charges arising on the acquisition of [Shares/ADRs]* pursuant to the Matching Share Award (“Award Tax Liability”).

3.	I understand and agree that, if an Award Tax Liability arises on any occasion then, unless either:-

3.1	my Employer (or former employer) is able to withhold the amount of such Award Tax Liability from payment of my remuneration, within the period of 30 days from the date on which [Shares/ADRs]* are transferred to me pursuant to the Matching Share Award; or

3.2	I have indicated in writing to my Employer (or former employer) either on the notice of exercise or in a manner agreed with the Company, that I will make a payment to the Company of an amount equal to the Award Tax Liability and I do in fact make such a payment, within 14 days of being notified by the Company of the amount of the Award Tax Liability; or

3.3	I have authorised the Grantor (in another manner agreed with the Company) to sell sufficient of the [Shares/ADRs]* acquired pursuant to the Matching Share Award and to procure payment to my Employer (or former employer) of monies sufficient to satisfy such indemnity out of the net proceeds of sale of such [Shares/ADRs]*, the Grantor shall be entitled to sell sufficient of the [Shares/ADRs]* acquired pursuant to the Matching Share Award necessary to satisfy the indemnity and to procure payment to my Employer (or former employer) out of the net proceeds of sale of such [Shares/ADRs]* of monies sufficient to satisfy the indemnity mentioned in clause 2.

Agreement to bear the cost of Employer’s NICs

4.	I agree with, and undertake to, the Company and any other company which is my Employer, that my Employer may recover from me the whole or any part of any Employer’s NICs payable in respect of the transfer to me of any Shares pursuant to the Matching Share Award.

[Election for transfer of liability to Employer’s NICs

5.	I agree and undertake to join with my Employer in making an election (in a form satisfactory to the Company and the Inland Revenue) for any liability of my Employer Company to Employers’ NICs payable in respect of the transfer to me of any Shares pursuant to the Matching Share Award, to be transferred to me (“an NIC Election”). ]

Power of Attorney

6.	I hereby appoint the Company Secretary or any director of the Company to act as my attorney for the purposes of:-

6.1	selling (at the best price that can reasonably be expected to be obtained at the time of sale) such number of the [Shares/ADRs]* to which I become entitled pursuant to the Matching Share Award as will realise sufficient monies (after deduction of all commissions and expenses incurred in relation to such sale) to satisfy my liability under the indemnity referred to in clause 2 above; and

6.2	paying such monies to my Employer.

Data protection

7.	I agree and consent to:-

7.1	the collection, use, processing and transfer by any member of the Group, an administrator and, if it is not the Company, the Grantor of my Personal Data;

7.2	any member of the Group, an administrator and, if it is not the Company, the Grantor, transferring my Personal Data amongst themselves for the purposes of the implementation, administration and management of this Plan and the acquisition of [shares/ADRs]* pursuant to the Matching Share Award;

7.3	the use of my Personal Data by any such person for any such purposes; and

7.4	the transfer to and retention of such Personal Data by third parties (whether or not any such third party is situated outside the European Economic Area) in connection with such purposes.

No contractual rights

8.	I agree and understand that the Matching Share Award does not form part of my contract of employment and that the Grantor is under no obligation to make any further Bonus Share Award or Matching Share Award to me.

Interpretation

9.	Words and phrases used in this Form of Acceptance shall have the meanings they bear for the purposes of the Plan.

*	Delete as appropriate

SIGNED and delivered AS A DEED by	)
)
in the presence of:-)
(Participant’s signature)

Witness signature:

Witness Name (print):

Address:

Occupation:

Date:

YOUR SIGNATURE MUST BE WITNESSED BY A PERSON OVER 18 WHO IS NOT RELATED TO YOU BY BLOOD OR MARRIAGE AND RETURNED TO [                    ] BY                          OR THE MATCHING SHARE AWARD WILL BE DEEMED TO HAVE LAPSED.

SCHEDULE 4

THE SMITH & NEPHEW 2004 CO-INVESTMENT PLAN

Notice of Payment of Option Tax Liability

To:	[The Company Secretary, Smith & Nephew plc, 15 Adam Street, London WC2N 6LA/[ ] Trustees Limited, [address]]*

Payment of Option Tax Liability

I understand that, as a result of my becoming entitled to Shares pursuant to the Matching Share Award made to me in 2004 (in respect of the Bonus Share Award made to me for 2003), an Award Tax Liability may arise which I am required to satisfy. I wish to meet this Award Tax Liability by:-

☐	authorising the Company or my Employer (or former employer) to deduct the necessary amount from my next salary payment under the PAYE procedure;

☐	paying the Company such amount as is necessary to cover the Award Tax Liability within 14 days of my receiving details of that Award Tax Liability from the Company; or

☐	agreeing to the Grantor selling sufficient of my [Shares/ADRs]* so that the net proceeds of sale will cover the Award Tax Liability.

Please tick the box for your preferred payment method.

If you do not tick any box, or if you tick more than one box, the [Company will first seek to withhold an amount sufficient to cover the Award Tax Liability from your next salary payment, and if the Award Tax Liability cannot then be satisfied in full, the] Grantor will sell sufficient of your [Shares/ADRs]* to meet that liability.

Name (block letters)	Signature

Address

Date

*	Delete as appropriate

**	Delete/insert number as appropriate

***	Delete/insert payee as appropriate